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DATED:   24th July 1998
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PARTIES:
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1.       "Covenantors":    The persons whose names/addresses are set out in the
         -------------     schedule



2.       "Purchaser":      Healthworld Holdings Limited (registered number
         -----------       3458882) whose registered office is at 1 Thames
                           Street, Windsor, Berkshire SL4 1PL

RECITAL
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This deed is entered into in accordance with an agreement (the "Agreement") made between the Covenantors and the Purchaser relating to the acquisition of the entire issued share capital of Colwood House Medical Publication (UK) Limited (registered in England and Wales under no: 2213846).

1        Definitions

1.1      In this deed:

1.1.1 the same meaning is given to words and expressions defined in the Agreement except where otherwise provided or expressly defined below;

1.1.2 "Taxation" means all forms of taxation, duties and levies whatsoever and whenever imposed, whether by governmental or other authority and whether of the United Kingdom or elsewhere, and (without limitation) includes:

1.1.3 income tax, corporation tax, capital gains tax, inheritance tax, stamp duty, value added tax, customs and other import duties and national insurance contributions and any payment whatsoever which the Company may be or become bound to make to any person as a result of any enactment relating to taxation and any other taxes, duties or levies supplementing or replacing any of the above;

1.1.4 all interest, fines and penalties incidental, or relating, to any such taxation, duties or levies, whatsoever.

1.2 "Relief" includes (without limitation) any loss, relief, allowance, exemption, set-off or deduction in computing, or against, profits, income or gains of any description or from any source, or credit against Taxation.

1.3 "Liability to Taxation" means any liability to make a payment in respect of Taxation but does not include:-

1.3.1 the loss, counteracting or clawing back of any Relief which would otherwise have been available to the Company;

1.3.2 the nullifying, cancellation or set-off of a right to repayment of Taxation which would otherwise have been available to the Company;


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         PROVIDED however that if the loss, counteracting or clawing back of any
         Relief referred to in paragraph 1.3.1, or the nullifying, cancellation or set-off of a right to repayment as referred to in paragraph 1.3.2 results in a liability of the Company to make a payment in respect of Taxation in respect of an accounting period commencing prior to Completion, that liability shall itself be a "Liability to Taxation" for the purposes of this deed.

1.4 "Claim for Taxation" includes (without limitation) any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of the Inland Revenue or Customs and Excise authorities or any other statutory or governmental authority or body whatsoever in any part of the world or any form of self-assessment under the Pay and File system introduced by the Finance Act 1990, whereby the Company is, or is likely to be, subject to a Liability to Taxation (whether or not it is primarily payable by the Company and whether or not the Company has, or may have, any right of reimbursement).

1.5 "Final Determination" means, in relation to a Claim for Taxation where there is an appeal against that assessment or self-assessment:

1.5.1 an agreement under section 54 Taxes Management Act 1970 or any legislative provision corresponding to that section;

1.5.2 a decision of a court or tribunal from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

1.6 References to paragraphs are to paragraphs of this deed, unless otherwise stated.

2.       Covenant
         --------

2.1 Subject as provided below, the Covenantors jointly and severally covenant with the Purchaser that they will indemnify the Purchaser against:

2.1.1 any Liability to Taxation or any depletion in the value of the assets of the Company, arising by reason of, or in consequence of, or in connection with, any Liability to Taxation; and

2.1.2 the costs, charges and expenses reasonably incurred by the Company in relation to any demands, actions, proceedings and claims in respect of Liabilities to Taxation or Claims for Taxation.

2.2 The covenant in paragraph 2.1 shall apply only where the Liability to Taxation or the Claim for Taxation:-

2.2.1 results from or is made wholly or partly in respect of or in consequence of any acts, omissions or transactions whatsoever of the Company occurring or entered into on or before the Completion Date; or

                                       2

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2.2.2    results from, or is calculated by reference to, any actual or deemed income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued, on or before the Completion Date; or

2.2.3 results from, or is calculated by reference to, any dividend or distribution declared, paid or made, or deemed to have been paid or made, on or before the Completion Date other than the Pre-Completion Dividends.

2.3 If any payment due from the Covenantors under this deed will be, or has been, subject to a Liability to Taxation, the Purchaser shall be entitled to receive from the Covenantors on demand such amount as ensures that the net receipt, after Taxation, to the Purchaser in respect of the payment is the same as it would have been were the payment not subject to Taxation in the hands of the Purchaser.

3        Exclusions
         ----------

3.1 The indemnity in paragraph 2.1 shall not apply to any Liability to Taxation or Claim for Taxation:

3.1.1 to the extent that allowance, provision or reserve is made in the Last Accounts or is specifically referred to and quantified in the notes to those accounts;

3.1.2 for which the Company is, or may become, liable wholly or primarily as a result of transactions in the ordinary course of its business after the Last Accounts Date;

3.1.3 to the extent that the Liability to Taxation or Claim for Taxation arises as a result of any increase in rates of Taxation made after the Last Accounts Date;

3.1.4 which is attributable to the Company ceasing to be entitled to the small companies' rate of corporation tax as a result of the purchase of the Shares by the Purchaser;

3.1.5 to the extent that it would not have arisen but for the fact that the treatment in future accounts of the Company of assets or liabilities, or of the Taxation attributable to timing differences, is different from the treatment in the Last Accounts.

3.2 If any provision or reserve for Taxation in the Last Accounts or the Completion Accounts shall at the date of any payment required to be made by the Warrantors provide to have been an overprovision or overreserve, then the amount of such overprovision or overreserve shall be set-off against any actual liability of the Warrantors in respect of any claim(s) under the Deed of Indemnity.

3.3      The provisions of Schedule 6 of the Agreement shall apply to this deed.

                                       3

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4        Mitigation
         ----------

4.1 Except as provided in paragraph 4.2, the Covenantors shall be liable under the indemnity in paragraph 2.1 notwithstanding any Reliefs, rights of repayment, or other rights or claims of a similar nature which may be available to any person entitled to the benefit of the indemnity to set against or otherwise mitigate any Liability to Taxation so that the indemnity in paragraph 2.1 shall take effect as though the Reliefs, rights of repayment, or other rights or claims were not available.

4.2 The provisions of paragraph 4.1 shall not apply if and to the extent that the Reliefs, rights of repayment or other rights or claims arose wholly or mainly by reason of any act, omission or transaction of the Company on or before the Last Accounts Date.

4.3 Where and to the extent that paragraph 4.2 applies, credit shall be given to the Covenantors against any liability under this deed for any such Reliefs, rights of repayment or other rights or claims as are mentioned in paragraph 4.1.

4.4 When the Covenantors have satisfied an obligation under this deed to indemnify the Purchaser against a Liability to Taxation and the Purchaser or the Company has (whether by operation of law, contract or otherwise) a right of reimbursement (including by way of indemnity) against any other person or persons in respect of the Liability to Taxation, the Purchaser shall or shall procure that the Company shall take all reasonable steps to enforce the right, and repay to the Covenantors any sum recovered by the Purchaser or the Company by reason of the right, or shall or shall procure that the Company shall, at the request and expense of the Covenantors, assign the right to the Covenantors, in such form as they shall reasonably require.

5        Notification of claims
         ----------------------

         The Purchaser shall notify the Covenantors in writing of any Claim for Taxation which comes to its or the Company's notice, whereby it appears that the Covenantors are or may become liable to indemnify the Purchaser under this deed as soon as reasonably practicable after the date on which the Claim for Taxation comes to the notice of the Purchaser and no later than 10 Business Days prior to the expiry of any time limit for appealing the Claim for Taxation except that failure to give such notice shall not prejudice the Purchaser's right to bring a claim under this deed.

                                       4

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6        Dates for and quantum of payments
         ---------------------------------

6.1 This clause shall apply solely for determining the date on which any payments or repayments shall be made by or to the Covenantors pursuant to this deed and (where expressly provided) the amounts of the payments or repayments.

6.2 The Covenantors shall make payment to the Purchaser to the extent that, and on the date on which, the Company discharges or is deemed to discharge a Liability to Taxation in respect of which the Purchaser is entitled to be indemnified under this deed.

6.3 The Purchaser shall make a repayment to the Covenantors to the extent that, and on the date on which, the Purchaser or the Company receives any repayment of any amount paid in respect of any Liability to Taxation pursuant to paragraph 6.2. Any repayment to the Covenantors pursuant to this paragraph 6.3 shall not prejudice the rights of the Purchaser against the Covenantors in the event that a further Liability to Taxation is imposed upon the Company, whether in respect of matters to which the repayment relates or otherwise.

6.4 For the purposes of paragraph 6.2, the Company shall be deemed to discharge a Liability to Taxation:

6.4.1    on the date on which the Company pays any amount of Taxation; or

6.4.2 on the date on which any Liability to Taxation would have fallen due but for Reliefs, rights of repayment, or other rights or claims of a similar nature to which paragraph 4.1 applies.

6.5 For the purpose of paragraph 6.3, the Company shall be deemed to receive a repayment:

6.5.1 on the date on which the Company receives a repayment of Taxation to which paragraph 6.2 applies;

6.5.2 if and when the Company would have received a repayment but for a Liability to Taxation in respect of which the Company is not entitled to be indemnified under this deed;

6.5.3 if and when the Company would have received a repayment had the Liability to Taxation been discharged by a payment of Taxation; or

6.5.4 if and when the Company is able to obtain the benefit of a reduction in its Liability to Taxation as a result of the right to repayment.

6.6 Upon Final Determination of a relevant Claim for Taxation the Covenantors shall promptly pay to the Purchaser such amount, or further amount in addition to any sums already paid under this deed, as is required to cover the full liability of the Covenantors under this deed.

                                       5

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6.7      Any dispute in relation to the provisions of paragraphs 6.4, 6.5 or 6.6 may be referred, by the Purchaser or the Covenantors, to the auditors for the time being of the Company, acting as experts and not as arbitrators, whose certificate shall be final and binding upon the parties in the absence of manifest error.

6.8 In lieu of making any payment under this deed to the Purchaser the Covenantors shall at the direction of the Purchaser be entitled to make it direct to the Inland Revenue on behalf of the Company and any such payment shall pro tanto discharge the obligations of the Covenantors under this deed.

7        General
         -------

7.1 The provisions of the Agreement relating to notices shall apply to notices to be given under, or in connection with, this deed except that references to "Warrantors" in these provisions will be deemed to be references to "Covenantors".

7.2 The construction, validity and performance of this deed shall be governed by the laws of England and Wales.

         Executed by the parties as a deed on the date of this deed.




                                       6


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                                    SCHEDULE


Anthony Clive Davies
Barn Platt
Castle Grove Road
Chobham
Woking
Surrey  GU24 8EF

Stephen Robert Cantle
Broomrigg House
Broomrigg Road
Fleet
Hampshire  GU13 8LR




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EXECUTED and DELIVERED as a deed            )
by ANTHONY CLIVE DAVIES in the              )  /s/ Anthony Clive Davies
presence of:                                )


Witness signature:  [illegible]


Witness name:  [illegible]


Witness address:  [illegible]


Occupation:  Solicitor


EXECUTED and DELIVERED as a deed            )
by STEPHEN ROBERT CANTLE in the             )  /s/ Stephen Robert Cantle
presence of:                                )


Witness signature:  [illegible]


Witness name:  As above


Witness address:

Occupation:


EXECUTED and DELIVERED as a deed            )
by HEALTHWORLD HOLDINGS LIMITED             )  /s/ Stuart Diamond
acting by:                                  )


                                            Director

                                            /s/ Andrew J. Turnbull

                                            Company Secretary